Exhibit 8.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

MATERIALISE NV Technologielaan 15 3001 Leuven Belgium	July 26, 2018

Ladies and Gentlemen:

We are acting as U.S. counsel to Materialise NV, a limited liability company incorporated under the laws of Belgium (the “Company”), in connection with its offering of up to 8,450,000 American Depositary Shares (the “ADSs”) (which includes up to 450,000 ADSs that may be purchased pursuant to the underwriters’ option to purchase additional ADSs to cover over-allotments, if any), representing 8,450,000 ordinary shares, with no nominal value, of the Company (the “Ordinary Shares”) pursuant to the registration statement on Form F-3 (Registration No. 333-226006) (the “Registration Statement”) the related prospectus included therein, dated July 6, 2018, the preliminary prospectus supplement dated July 18, 2018, and the prospectus supplement dated July 23, 2018 (the “Prospectus Supplement”). The Company is filing the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Any defined term used and not defined herein has the meaning given to it in the Registration Statement.

For purposes of the opinion set forth below, we have, with the consent of the Company, relied upon the accuracy of the Registration Statement.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, subject to the limitations set forth therein, the discussion contained in the Prospectus Supplement under the caption “Taxation—U.S. Taxation” is our opinion as to the material U.S. federal income tax consequences to U.S. holders (as defined therein) of the acquisition, holding and disposition of the ADSs under currently applicable law.

CLIFFORD CHANCE US LLP

Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise U.S. holders as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Report on Form 6-K that will be incorporated by reference into the Registration Statement and to the reference to us in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP